Exhibit 99.1

Stock Yards Bancorp Reports First Quarter 2015 Net Income up 13% to $9.3 Million or $0.62 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 22, 2015--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported that net income for the quarter ended March 31, 2015, increased 13% to $9,255,000 or $0.62 per diluted share. The Company's strong performance for the first quarter of 2015 continued to reflect several highlights, including:

  Ongoing improvements in overall credit quality that enabled the Company to again forego a provision for loan losses;
  Continued stability in fee income, with higher mortgage banking revenue;
  A generally stable net interest margin coupled with the benefit of loan growth over the last year; and
  Strong returns on average assets and equity.

The following is a summary of the Company's reported results:

Quarter Ended March 31,	2015	2014	Change
Net income	$9,255,000	$8,177,000	13%
Net income per share, diluted	$0.62	$0.56	11%
Return on average equity	14.18%	14.14%
Return on average assets	1.49%	1.41%

"We are pleased to report higher earnings for the first quarter of 2015," said David P. Heintzman, Chairman and Chief Executive Officer. "Much of the momentum we witnessed in our business in 2014 continued into the new year against the backdrop of solid economies in our three markets. A key driver for our continued earnings expansion included strong credit quality, which has reduced our credit costs significantly. Another factor in our success has been the strength and sustainability of our fee-based activities. During the first quarter, we saw improvement in the performance of our mortgage banking activities, with a 41% increase in revenue over the prior-year period. This helped offset essentially flat revenue from our investment management and trust services against an unusually strong comparable quarter last year. Still, our investment management and trust revenue remained ahead of the past two sequential quarters, demonstrating the department as a significant and reliable source of recurring revenue. Together, these two sources of fee income – along with other activities – continue to promote an exceptional level of non-interest income for our Company."

Heintzman noted that while loan production was in line with the year-earlier quarter, management was disappointed that the Company's loan portfolio did not grow as expected. On a year-over-year basis, however, the loan portfolio has increased more than 8%. Given management's view of the Bank's lending pipeline, the Company believes it remains well positioned to post solid portfolio expansion in 2015.

Commenting on the interest rate environment, Heintzman said that Stock Yards Bancorp expects that net interest margin, while relatively stable in 2014, will remain under pressure in the coming year. Management believes any near-term increases in prevailing interest rates will not immediately benefit the Company since approximately 20% of its loan portfolio has variable rates with floors of 4%. A rise in rates would have a short-term negative impact on net interest income since rates would have to increase more than 75 bps before the rates on such loans will rise.

"We are pleased with the overall progress we achieved in the first quarter of 2015 and are excited about the opportunities we are capitalizing on with expansion in our Cincinnati and Indianapolis markets," Heintzman added. "Because of market disruption in northern Kentucky, we have been able to hire highly talented and experienced lenders there and, as a result, we will open two new branches in northern Kentucky by midyear to provide the infrastructure and support needed for that area. These new locations, which follow the branch we recently opened in the Indianapolis market, represent an attractive investment for us in strengthening our franchise and growing market share, and we expect them to ramp up to profitability in 2016."

Concluding, Heintzman said, "We remain positive about the potential for loan growth in the second quarter that, combined with the outlook for a continued solid performance from our fee-based activities, provides us with a firm footing for the balance of the year. We continue to work diligently to enhance our total return to stockholders and build on our reputation as one of the top-performing community banks in the country. Underscoring these objectives, we recently learned that Stock Yards Bancorp once again has been named to the KBW Bank Honor Roll, an annual ranking based on a bank's 10-year performance record. Only 25 banks were named to this exclusive ranking for 2014, and of those 25 selected, 23 – including Stock Yards Bancorp – repeated from the 2013 honor roll. Additionally, we also received the third annual Raymond James Community Bankers Cup, for the third consecutive year. It recognized top performance in 2014 by 31 exchange-traded banks with assets between $500 million and $10 billion. While these recognitions point to an impressive track record for our company, they also reflect our dedication to prudent and consistent growth over the long term, a principle that continues to guide us. As a result, we remain confident that Stock Yards Bancorp is well positioned to achieve further growth, attractive profitability and solid stockholder returns."

Total assets increased $158 million or 7% at March 31, 2015, reaching $2.51 billion compared with $2.35 billion at March 31, 2014. The Company's loan portfolio increased $145.4 million or 8% to $1.87 billion at March 31, 2015, compared with $1.73 billion at March 31, 2014. Total deposits increased $123 million or 6% to $2.11 billion at March 31, 2015, from $1.99 billion at March 31, 2014. Core deposits as a percentage of total deposits held steady at 98.0% as of March 31, 2015.

The Company's capital levels remained strong during the first quarter of 2015 and significantly exceeded the required minimums necessary to be considered a "well-capitalized" institution – the highest capital rating for financial institutions. Considering its consistently solid capital position, Stock Yards Bancorp has remained on a steady course to enhance stockholder value by increasing cash dividends while maintaining its financial flexibility to pursue expansion and other opportunities that may arise. In February 2015, Stock Yards Bancorp's Board of Directors declared a quarterly cash dividend of $0.23 per common share, continuing the 5% increase first declared in November 2014. The latest dividend was distributed on April 1, 2015, to stockholders of record as of March 16, 2015.

Net interest income – the Company's largest source of revenue – increased $1.4 million or 7% to $21.6 million in the first quarter of 2015 from $20.2 million in the prior-year quarter.

In the first quarter of 2015, net interest margin was 3.72%, up from 3.67% in the fourth quarter of 2014, but down from 3.76% in the first quarter of 2014. The Company's normalized or core net interest margin (core net interest margin is a non-GAAP financial measure, see Reconciliation of Net Interest Margin to Core later in this release), which excludes the effect of prepayment penalties, late charges, interest adjustments on loans, and the accretion of fair value adjustments, was 3.68% for the first quarter of 2015, up four basis points from the fourth quarter of 2014, but down four basis points from the first quarter of 2014. The increase in core net interest margin in the first quarter of 2015 versus the linked fourth quarter was due primarily, as anticipated, to an improvement in liquidity as temporary public funds deposited at the end of 2014 were withdrawn.

Non-performing loans (NPLs) totaled $11.5 million or 0.62% of total loans outstanding at March 31, 2015, down from $11.9 million or 0.64% of total loans outstanding at December 31, 2014, and $20.5 million or 1.18% of total loans at March 31, 2014. This further improvement in NPLs is consistent with broad trends witnessed over the past two years, as the Company has reached asset quality levels not seen on a regular basis since 2008. Similarly, non-performing assets, which include NPLs and repossessed assets, were $17.4 million or 0.69% of total assets at March 31, 2015, down from $17.9 million or 0.70% of total assets at December 31, 2014, and $23.4 million or 0.99% of total assets at March 31, 2014. Net charge-offs in the first quarter of 2015 totaled $38 thousand, a significant decrease from $2.2 million or 0.12% of average loans in the fourth quarter of 2014 and $281 thousand or 0.02% of average loans in the prior-year quarter.

Because of ongoing improvements in asset quality and with management's overall assessment of risk in the loan portfolio, the Company did not record a loan loss provision for the first quarter of 2015, similar to the fourth quarter of 2014. In the first quarter of 2014, the loan loss provision was $350 thousand. The allowance for loan losses was 1.33% of total loans as of March 31, 2015, unchanged from that at December 31, 2014, and down from 1.65% of total loans at March 31, 2014.

Total non-interest income in the first quarter of 2015 increased $198 thousand or 2.1% to $9.7 million from $9.5 million in the prior-year quarter, primarily reflecting a $240 thousand or 41% increase in mortgage banking revenue, which more than offset relatively flat revenue from investment management and trust services, along with lower brokerage fees and commissions. Total non-interest expense for the first quarter of 2015 increased $235 thousand or 1.3% to $17.8 million from $17.5 million in the prior-year quarter, primarily because of a $20 thousand loss on the disposition of other real estate owned (OREO) versus a $343 thousand gain on the disposal of OREO in the year-earlier quarter.

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.51 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

The following table provides a reconciliation of total stockholders' equity, in accordance with US GAAP, to tangible common equity, which is a non-GAAP financial measure. The Company provides the tangible common equity ratio, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

Tangible Common Equity Ratio
(Dollars in thousands)

	March 31, 2015	Dec. 31, 2014	March 31, 2014
Total stockholders' equity (a)	$267,601	$259,895	$236,976
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,761)	(1,820)	(2,004)
Tangible common equity (c)	$265,158	$257,393	$234,290

Total assets (b)	$2,512,263	$2,563,868	$2,354,238
Less goodwill	(682)	(682)	(682)
Less core deposit intangible	(1,761)	(1,820)	(2,004)
Tangible assets (d)	$2,509,820	$2,561,366	$2,351,552

Total stockholders' equity to total assets (a/b)	10.65%	10.14%	10.07%
Tangible common equity ratio (c/d)	10.56%	10.05%	9.96%

The following table provides a reconciliation of net interest margin in accordance with US GAAP to core net interest margin, which is a non-GAAP financial measure. The Company provides this information to illustrate sequentially the trend in quarterly net interest margin to show the impact of prepayment fees and late charges on net interest margin.

Reconciliation of Net Interest Margin to Core

	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014	March 31, 2014
Net interest margin	3.72%	3.67%	3.80%	3.77%	3.76%
Prepayment penalties / late charges	(0.02)	(0.01)	(0.06)	(0.02)	(0.02)
Interest adjustment on non-accrual loans	(0.01)	(0.01)	0.01	--	0.01
Accretion of fair value adjustments	(0.01)	(0.01)	(0.02)	(0.02)	(0.03)
Core net interest margin	3.68%	3.64%	3.73%	3.73%	3.72%

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2014.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2015 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended
	March 31,
	2015	2014
Income Statement Data
Net interest income, fully tax equivalent (1)	$21,849	$20,477
Interest income:
Loans	$20,415	$19,359
Federal funds sold	68	79
Mortgage loans held for sale	39	31
Securities	2,325	2,135
Total interest income	22,847	21,604
Interest expense:
Deposits	973	1,140
Federal funds purchased	7	6
Securities sold under agreements to repurchase	37	34
Federal Home Loan Bank (FHLB) advances	216	196
Total interest expense	1,233	1,376
Net interest income	21,614	20,228
Provision for loan losses	-	350
Net interest income after provision for loan losses	21,614	19,878
Non-interest income:
Investment management and trust income	4,552	4,568
Service charges on deposit accounts	2,080	2,103
Bankcard transaction revenue	1,122	1,075
Mortgage banking revenue	828	588
Brokerage commissions and fees	461	505
Bank owned life insurance	222	236
Other non-interest income	408	400
Total non-interest income	9,673	9,475
Non-interest expense:
Salaries and employee benefits expense	11,100	11,118
Net occupancy expense	1,469	1,556
Data processing expense	1,454	1,560
Furniture and equipment expense	247	268
FDIC insurance expense	297	342
Loss (gain) on other real estate owned	20	(343)
Other non-interest expenses	3,192	3,043
Total non-interest expense	17,779	17,544
Net income before income tax expense	13,508	11,809
Income tax expense	4,253	3,632
Net income	$9,255	$8,177

Weighted average shares - basic	14,647	14,506
Weighted average shares - diluted	14,852	14,701

Net income per share, basic	$0.63	$0.56
Net income per share, diluted	0.62	0.56
Cash dividend declared per share	0.23	0.21

Balance Sheet Data (at period end)
Total loans	$1,874,010	$1,728,619
Allowance for loan losses	24,882	28,591
Total assets	2,512,263	2,354,238
Non-interest bearing deposits	531,190	436,843
Interest bearing deposits	1,579,039	1,550,544
Federal Home Loan Bank advances	36,744	34,288
Stockholders' equity	267,601	236,976
Total shares outstanding	14,795	14,659
Book value per share	18.09	16.17
Market value per share	34.43	31.64

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2015 Earnings Release

	Three Months Ended
	March 31,
	2015	2014
Average Balance Sheet Data
Average federal funds sold	$86,855	$96,770
Average mortgage loans held for sale	3,631	2,783
Average securities available for sale	417,858	383,134
Average FHLB stock and other securities	6,347	7,347
Average loans	1,877,594	1,726,610
Average earning assets	2,384,233	2,207,209
Average assets	2,525,753	2,346,314
Average interest bearing deposits	1,596,602	1,552,310
Average total deposits	2,116,855	1,973,827
Average securities sold under agreement to repurchase	64,344	60,895
Average federal funds purchased and other short term borrowings	15,874	16,654
Average Federal Home Loan Bank advances	36,774	34,302
Average interest bearing liabilities	1,713,594	1,664,161
Average stockholders' equity	264,694	234,587

Performance Ratios
Annualized return on average assets	1.49%	1.41%
Annualized return on average equity	14.18%	14.14%
Net interest margin, fully tax equivalent	3.72%	3.76%
Non-interest income to total revenue, fully tax equivalent	30.69%	31.63%
Efficiency ratio	56.40%	58.57%

Capital Ratios
Average stockholders' equity to average assets	10.48%	10.00%
Common equity tier 1 capital (2)	12.63%
Tier 1 risk-based capital	12.63%	12.47%
Total risk-based capital	13.82%	13.72%
Leverage	10.41%	10.00%

Loans by Type
Commercial and industrial	$594,980	$511,247
Construction and development	119,841	117,317
Real estate mortgage - commercial investment	486,371	448,255
Real estate mortgage - owner occupied commercial	341,454	329,260
Real estate mortgage - 1-4 family residential	191,004	185,775
Home equity - first lien	45,288	40,700
Home equity - junior lien	65,824	62,605
Consumer	29,248	33,460

Asset Quality Data
Allowance for loan losses to total loans	1.33%	1.65%
Allowance for loan losses to average loans	1.33%	1.66%
Allowance for loan losses to non-performing loans	215.67%	139.74%
Nonaccrual loans	$5,279	$12,741
Troubled debt restructuring	6,257	7,280
Loans - 90 days past due & still accruing	1	439
Total non-performing loans	11,537	20,460
OREO and repossessed assets	5,891	2,935
Total non-performing assets	17,428	23,395
Non-performing loans to total loans	0.62%	1.18%
Non-performing assets to total assets	0.69%	0.99%
Net charge-offs to average loans (3)	0.00%	0.02%
Net charge-offs	$38	$281

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2015 Earnings Release

	Five Quarter Comparison
	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Income Statement Data
Net interest income, fully tax equivalent (1)	$21,849	$21,749	$21,604	$20,900	$20,477
Net interest income	$21,614	$21,511	$21,363	$20,655	$20,228
Provision (credit) for loan losses	-	-	(2,100)	1,350	350
Net interest income after provision for loan losses	21,614	21,511	23,463	19,305	19,878
Investment management and trust income	4,552	4,387	4,502	4,755	4,568
Service charges on deposit accounts	2,080	2,263	2,294	2,223	2,103
Bankcard transaction revenue	1,122	1,207	1,182	1,209	1,075
Mortgage banking revenue	828	702	641	722	588
Loss on the sale of securities	-	-	-	(9)	-
Brokerage commissions and fees	461	554	539	462	505
Bank owned life insurance	222	228	229	234	236
Other non-interest income	408	432	463	461	400
Total non-interest income	9,673	9,773	9,850	10,057	9,475
Salaries and employee benefits expense	11,100	10,990	11,855	10,724	11,118
Net occupancy expense	1,469	1,532	1,422	1,453	1,556
Data processing expense	1,454	1,524	1,591	1,718	1,560
Furniture and equipment expense	247	220	269	259	268
FDIC Insurance expense	297	282	340	350	342
Loss (gain) on other real estate owned	20	71	7	(6)	(343)
Other non-interest expenses	3,192	4,636	3,225	3,203	3,043
Total non-interest expense	17,779	19,255	18,709	17,701	17,544
Net income before income tax expense	13,508	12,029	14,604	11,661	11,809
Income tax expense	4,253	3,307	4,715	3,627	3,632
Net income	$9,255	$8,722	$9,889	$8,034	$8,177

Weighted average shares - basic	14,647	14,610	14,574	14,545	14,506
Weighted average shares - diluted	14,852	14,823	14,748	14,704	14,701

Net income per share, basic	$0.63	$0.60	$0.68	$0.55	$0.56
Net income per share, diluted	0.62	0.59	0.67	0.55	0.56
Cash dividend declared per share	0.23	0.23	0.22	0.22	0.21

Balance Sheet Data (at period end)
Cash and due from banks	$33,889	$42,216	$38,302	$57,365	$42,685
Federal funds sold	23,630	32,025	31,265	37,896	40,269
Mortgage loans held for sale	6,481	3,747	4,069	4,162	3,473
Securities available for sale	471,702	513,056	449,572	414,490	440,184
FHLB stock and other securities	6,347	6,347	6,347	6,347	7,347
Total loans	1,874,010	1,868,550	1,785,320	1,799,791	1,728,619
Allowance for loan losses	24,882	24,920	27,124	29,761	28,591
Total assets	2,512,263	2,563,868	2,407,871	2,411,375	2,354,238
Non-interest bearing deposits	531,190	523,947	491,677	462,379	436,843
Interest bearing deposits	1,579,039	1,599,680	1,516,144	1,525,016	1,550,544
Securities sold under agreements to repurchase	59,877	69,559	66,955	56,475	52,453
Federal funds purchased	14,437	47,390	16,296	59,014	18,731
Federal Home Loan Bank advances	36,744	36,832	36,919	36,067	34,288
Stockholders' equity	267,601	259,895	251,446	243,614	236,976
Total shares outstanding	14,795	14,745	14,704	14,665	14,659
Book value per share	18.09	17.63	17.10	16.61	16.17
Market value per share	34.43	33.34	30.10	29.90	31.64

Capital Ratios
Average stockholders' equity to average assets	10.48%	10.31%	10.37%	10.24%	10.00%
Common equity tier 1 capital (2)	12.63%
Tier 1 risk-based capital	12.63%	12.63%	12.67%	12.28%	12.47%
Total risk-based capital	13.82%	13.86%	13.92%	13.53%	13.72%
Leverage	10.41%	10.26%	10.38%	10.19%	10.00%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2015 Earnings Release

	Five Quarter Comparison
	3/31/15	12/31/14	9/30/14	6/30/14	3/31/14
Average Balance Sheet Data
Average federal funds sold	$86,855	$107,419	$86,252	$77,386	$96,770
Average mortgage loans held for sale	3,631	4,301	4,934	4,438	2,783
Average investment securities	417,858	425,749	380,202	382,176	390,481
Average loans	1,877,594	1,815,798	1,788,786	1,759,695	1,726,610
Average earning assets	2,384,233	2,351,442	2,257,679	2,221,482	2,207,209
Average assets	2,525,753	2,492,859	2,395,274	2,357,697	2,346,314
Average interest bearing deposits	1,596,602	1,566,411	1,525,964	1,550,363	1,552,310
Average total deposits	2,116,855	2,085,692	2,000,477	1,982,180	1,973,827
Average securities sold under agreement to repurchase	64,344	68,597	64,985	52,396	60,895
Average federal funds purchased and other short term borrowings	15,874	16,299	17,789	22,109	16,654
Average Federal Home Loan Bank advances	36,774	36,862	36,747	34,886	34,302
Average interest bearing liabilities	1,713,594	1,688,169	1,645,485	1,659,754	1,664,161
Average stockholders' equity	264,694	257,047	248,412	241,376	234,587

Performance Ratios
Annualized return on average assets	1.49%	1.39%	1.64%	1.37%	1.41%
Annualized return on average equity	14.18%	13.46%	15.79%	13.35%	14.14%
Net interest margin, fully tax equivalent	3.72%	3.67%	3.80%	3.77%	3.76%
Non-interest income to total revenue, fully tax equivalent	30.69%	31.00%	31.32%	32.49%	31.63%
Efficiency ratio	56.40%	61.08%	59.48%	57.18%	58.57%

Loans by Type
Commercial and industrial	$594,980	$578,911	$550,487	$558,720	$511,247
Construction and development	119,841	117,001	121,141	124,390	117,317
Real estate mortgage - commercial investment	486,371	487,822	445,512	458,101	448,255
Real estate mortgage - owner occupied commercial	341,454	340,982	343,218	334,016	329,260
Real estate mortgage - 1-4 family residential	191,004	195,102	192,282	189,192	185,775
Home equity - 1st lien	45,288	43,779	39,344	39,050	40,700
Home equity - junior lien	65,824	66,268	65,181	64,162	62,605
Consumer	29,248	38,685	28,155	32,160	33,460

Asset Quality Data
Allowance for loan losses to total loans	1.33%	1.33%	1.52%	1.65%	1.65%
Allowance for loan losses to average loans	1.33%	1.37%	1.52%	1.69%	1.66%
Allowance for loan losses to non-performing loans	215.67%	209.76%	132.26%	153.00%	139.74%
Nonaccrual loans	$5,279	$5,199	$13,845	$11,985	$12,741
Troubled debt restructuring	6,257	6,352	6,456	7,118	7,280
Loans - 90 days past due & still accruing	1	329	207	348	439
Total non-performing loans	11,537	11,880	20,508	19,451	20,460
OREO and repossessed assets	5,891	5,977	2,768	2,968	2,935
Total non-performing assets	17,428	17,857	23,276	22,419	23,395
Non-performing loans to total loans	0.62%	0.64%	1.15%	1.08%	1.18%
Non-performing assets to total assets	0.69%	0.70%	0.97%	0.93%	0.99%
Net charge-offs to average loans (3)	0.00%	0.12%	0.03%	0.01%	0.02%
Net charge-offs	$38	$2,204	$537	$180	$281

Other Information
Total assets under management (in millions)	$2,288	$2,271	$2,228	$2,360	$2,279
Full-time equivalent employees	533	524	527	528	522

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - Regulatory agencies updated capital rules and calculations effective January 1, 2015. The new rules established a new "Common equity tier 1 capital" ratio which was not previously defined.

(3) - Interim ratios not annualized

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President and Chief Financial Officer